Exhibit 10.12

EXECUTION VERSION

SETTLEMENT AGREEMENT

This Settlement Agreement, dated as of January 23, 2015 (this “Agreement”), is by and among Hampden Bancorp, Inc. (“Hampden”), Berkshire Hills Bancorp, Inc. (“Berkshire”) and Clover Partners, L.P., MHC Mutual Conversion Fund, L.P., Clover Investments, L.L.C., Michael C. Mewhinney, Johnny Guerry, and Garold R. Base (collectively, the “Clover Group,” and individually a “member” of the Clover Group).

WHEREAS, the Clover Group and certain members of the Clover Group collectively own, beneficially and/or of record, an aggregate of 513,183 shares of common stock, par value $0.01 per share (the “Hampden Common Stock”), of Hampden;

WHEREAS, MHC Mutual Conversion Fund (i) nominated Johnny Guerry and Garold R. Base for election to the Board of Directors of Hampden (the “Board of Directors”) at Hampden’s  2014 annual meeting of stockholders (the “2014 Annual Meeting”), (ii) filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) relating to the solicitation of proxies for the 2014 Annual Meeting and (iii) engaged in a solicitation of proxies from Hampden’s stockholders in connection with the 2014 Annual Meeting;

WHEREAS, on November 3, 2014, Hampden entered into an Agreement and Plan of Merger by and between Berkshire  and Hampden , (the “Merger Agreement”) pursuant to which Hampden will merge with and into Berkshire  (the “Merger”);

WHEREAS, at the  2014 Annual Meeting, held on November 4, 2014, Johnny Guerry and Garold R. Base were elected as directors to serve for terms of three years, expiring at Hampden’s 2017 annual meeting of stockholders;

WHEREAS, Berkshire, Hampden and the Clover Group have each determined that it is in its respective best interests to enter into this Agreement; and

WHEREAS, Berkshire has consented to Hampden entering into this Agreement.

NOW THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto severally agree as follows:

1.                                      Fees and Expenses. Berkshire shall reimburse the Clover Group for certain out-of-pocket costs, fees and expenses incurred by the Clover Group prior to the execution and delivery of this Agreement in connection with its efforts and actions to replace certain members of Hampden’s Board of Directors, including, without limitation, the Clover Group’s preparation of a preliminary proxy statement, definitive proxy statement and other soliciting materials and its solicitation of proxies for the 2014 Annual Meeting (all such efforts and actions referred to herein as the “Proxy Contest”).  The fees and expenses to be reimbursed by Berkshire shall be equal to $75,000 (the “Settlement Amount”).  Except as provided in this Section 1, neither Hampden, Berkshire nor the Clover Group will be responsible for any costs, fees or expenses of the other parties in connection with this Agreement.  Berkshire shall pay the Settlement Amount by wire transfer of immediately available funds to the account directed by the Clover Group within three (3) business days following the delivery of the account information.  In the event the Merger is not consummated for any reason other than a final breach of the Merger Agreement by Berkshire, the Clover Group shall repay the Settlement Amount to Berkshire by wire transfer of immediately available funds to the account directed by Berkshire within three (3) business days following the delivery of the account information.

2.                                      Voting Agreement. The Clover Group agrees and undertakes as follows:

(a)                                 While this Section 2 of the Agreement is in effect, the Clover Group shall not, directly or indirectly (i) sell or otherwise dispose of or encumber before the record date of the Hampden Shareholders Meeting (as defined in the Merger Agreement) any or all of the shares of the Hampden Common Stock that are beneficially owned by the Clover Group as of the date of this Agreement or are subsequently acquired by the Clover Group, other than in a Permitted Transfer (as hereinafter defined), or (ii) deposit any of the shares into a voting trust or enter into a voting agreement or arrangement with respect to any of the shares or grant any proxy with respect thereto, other than to other members of the Board of Directors of Hampden to vote to approve the Merger Agreement and the Merger and matters related thereto.  For the purposes of this Agreement, “Permitted Transfer” means any of the following transfers: (A) a transfer by will or operation of law, in which case this Agreement shall bind the transferee, (B) a transfer pursuant to any pledge agreement existing as of the date of this Agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Agreement, (C) a transfer from the Clover Group to one or more other shareholders of Hampden who are bound by terms of a comparable voting agreement with Berkshire , and (D) a transfer made with the prior written consent of Berkshire .

(b)                                 Until the obligations under this Section 2 are otherwise terminated pursuant to Section 2(d) of this Agreement, the Clover Group shall vote or cause to be voted all of the shares of Hampden Common Stock that the Clover Group shall be entitled to so vote, whether such shares are beneficially owned by the Clover Group on the date of this Agreement or are subsequently acquired (less any Hampden Common Stock subsequently disposed of pursuant to a Permitted Transfer) for the approval of the Merger Agreement and the Merger at the Hampden Shareholders Meeting.

(c)                                  This Section 2 shall only apply to actions taken by the Clover Group and, specifically, Mr. Guerry and Mr. Base, in its and their capacity as shareholders of Hampden and, if applicable, shall not in any way limit or affect actions Mr. Guerry and Mr. Base may take in their capacity as directors of Hampden.

(d)                                 The obligations in this Section 2 shall automatically terminate upon the earlier of (i) the favorable vote of the Hampden’s shareholders with respect to the approval of the Merger Agreement and the Merger, or (ii) the termination of the Merger Agreement in accordance with its terms.

(e)                                  The Clover Group acknowledges that nothing contained in this Section 2 shall be deemed to vest in Berkshire  any direct or indirect ownership or incidence of ownership of or with respect to any of the Hampden Common Stock.

3.                                      Non-Disparagement.  Each member of the Clover Group, Hampden and Berkshire hereby covenants and agrees not to make, or cause to be made, any statement or announcement that relates to or constitutes an ad hominem attack on, or relates to or otherwise disparages or criticizes, any other party to this Agreement with respect to the transactions contemplated by the Merger, Merger Agreement, or their officers, directors or employees, or any person who serves as an officer, director or employee of such other party on or following the date of this Agreement, (i) in any document or report filed with or furnished to the SEC or any other governmental agency, (ii) in any press release, other publicly available format or website or social media posting, (iii) to any analyst, journalist or member of the media (including without limitation, in a television, radio, newspaper, magazine or internet interview) or (iv) in any other public forum (other than pursuant to compelled testimony, whether by legal process, subpoena or similar means).  This covenant shall expire upon the earlier of (i) the favorable vote of Hampden’s shareholders with respect to the approval of the Merger Agreement and the Merger, or (ii) the termination of the Merger Agreement in accordance with its terms.

4.                                      Public Statements. Hampden intends to promptly file with the SEC a Current Report on Form 8-K (the “Hampden 8-K”) to disclose this Agreement and to file a copy of this Agreement as an exhibit and to disclose this Agreement, and file it as an exhibit in the proxy statement and registration statement being prepared by Berkshire and Hampden in connection with the Merger.  The parties hereto will mutually agree on the disclosures referred to in the previous sentence, and none of the parties hereto will issue any new release, make any public filing or make any public announcement or communication with respect to this Agreement or the matters relating thereto without the consent of all the parties hereto (which consent will not be unreasonably withheld or delayed).

5.                                      Releases. Each member of the Clover Group, on behalf of itself and its agents, officers, directors, partners, members, managers, trustees, beneficiaries, successors, predecessors, subsidiaries, principals and controlled affiliates, and the respective heirs and estates of all of the foregoing, as applicable (the “Clover Releasors”), hereby do release and forever discharge, and covenant not to sue or take any steps to further any claim, action or proceeding against, Hampden or Berkshire and their successors, affiliates, subsidiaries, predecessors, officers, directors, partners, trustees, beneficiaries, employees, agents, representatives, attorneys and any other advisors or consultants, and the respective heirs and estates of all of the foregoing, as applicable (the “Clover Releasees”), and each of them, from and in respect of any and all claims and causes of action, whether based on any federal or state law or right of action, direct, indirect or representative in nature, foreseen or unforeseen, matured or unmatured, known or unknown, which all or any of the Clover Releasors have, had or may have against the Clover Releasees, or any of them, of any kind, nature or type whatsoever, with respect to and in connection with the Proxy Contest, 2014 Annual Meeting, Merger or Merger Agreement, except that the foregoing release does not release any rights and duties under this Agreement or any claims the Clover Releasors may have for the breach of any provisions of this Agreement.  Hampden and Berkshire (the “Berkshire/Hampden Releasors”) hereby do release and forever discharge, and covenant not to sue or take any steps to further any claim, action or proceeding against, the Clover Group and their successors, affiliates, subsidiaries, predecessors, officers, directors, partners, trustees, beneficiaries, employees, agents, representatives, attorneys and any other advisors or consultants, and the respective heirs and estates of all of the foregoing, as applicable (the “Berkshire/Hampden Releasees”), and each of them, from and in respect of any and all claims and causes of action, whether based on any federal or state law or right of action, direct, indirect or representative in nature, foreseen or unforeseen, matured or unmatured, known or unknown, which all or any of the Berkshire/Hampden Releasors have, had or may have against the Berkshire/Hampden Releasees, or any of them, of any kind, nature or type whatsoever, with respect to and  in connection with the Proxy Contest, 2014 Annual Meeting, Merger or Merger Agreement, except that the foregoing release does not release any rights and duties under this Agreement or any claims the Berkshire/Hampden Releasors may have for the breach of any provisions of this Agreement.

6.                                      Representations and Warranties.   Each member of the Clover Group represents and warrants to Berkshire and Hampden that (i) he, she or it (together with any affiliates or related entities or parties) is the respective record and beneficial owner of the number of shares of Hampden shown on Schedule A attached hereto, (ii) such member has all requisite power and authority to execute, deliver and perform this Agreement, (iii) this Agreement constitutes a valid and binding obligation of such member, enforceable in accordance with its terms and (iv) no consent, approval, waiver, authorization or filing, which has not already been obtained or is otherwise contemplated by this Agreement, is necessary for the execution, delivery and performance by such member of this Agreement.

7.                                      Miscellaneous. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the federal courts in or state courts of the Commonwealth of Massachusetts, in addition to any other remedy to which they are entitled at law or in equity.  Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the federal courts in or state courts of the Commonwealth of Massachusetts in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the federal courts in or state courts of the Commonwealth of Massachusetts, and each of the parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms hereof by way of equitable relief, and (e) irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such party’s principal place of business or as otherwise provided by applicable law. In the event of any litigation asserting an alleged breach of this Agreement, the prevailing party shall be entitled to an award of reasonable attorneys’ fees and expenses.  This Agreement shall be governed in all respects, including without limitation, validity, interpretation and effect, by the laws of the Commonwealth of Massachusetts, to the extent not pre-empted by federal law, applicable to contracts executed and to be performed wholly within such state without giving effect to the choice of law principles of such state.

8.                                      No Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

9.                                      Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

10.                               Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by email, when such email is sent and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

(a)                                 if to Hampden:

Glenn S. Welch, President and CEO

19 Harrison Avenue

Springfield, MA 01103

With a copy to:

Joseph L. Johnson III, Esq.

Goodwin Procter LLP

53 State Street, Exchange Place

Boston, MA 02109

(b)                                 if to the Clover Group:

Johnny Guerry, Partner/Portfolio Manager

100 Crescent Court

Suite 575

Dallas, TX 75201

(c)                                  if to Berkshire:

Michael P. Daly, President and CEO

24 North Street

P.O. Box 1308

Pittsfield, MA 01202-1308

With a copy to:

Wm. Gordon Prescott, Esq.

24 North Street

P.O. Box 1308

Pittsfield, MA 01202-1308

Lawrence M.F. Spaccasi, Esq.

Luse Gorman, pc

5335 Wisconsin Avenue, N.W.

Suite 780

Washington, DC. 20015

11.                               Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality, voidness or unenforceability of such provision shall have no effect upon the legality, validity or enforceability of any other provision of this Agreement.

12.                               Counterparts. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement.

13.                               Successors and Assigns. All the terms and provisions of this Agreement shall inure to the benefit of, and shall be enforceable by, the successors and assigns of each of the parties hereto.

14.                               No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons, except as otherwise provided in Sections 3 and 5 of this Agreement.

15.                               Interpretation and Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

HAMPDEN:
HAMPDEN BANCORP, INC.

By:	/s/ Glenn S. Welch
Name:	Glenn S. Welch
Title:	President and Chief Executive Officer

BERKSHIRE:
BERKSHIRE BANK

By:	/s/ Michael P. Daly
Name:	Michael P. Daly
Title:	President and Chief Executive Officer

CLOVER GROUP:
CLOVER PARTNERS, L.P.

By:	/s/ Johnny Guerry
Name:	Johnny Guerry
Title:	Partner

MHC MUTUAL CONVERSION FUND, L.P.

By:	/s/ Johnny Guerry
Name:	Johnny Guerry
Title:	Partner

CLOVER INVESTMENTS, L.L.C.

By:	/s/ Johnny Guerry
Name:	Johnny Guerry
Title:	Partner

/s/ Michael C. Mewhinney
MICHAEL C. MEWHINNEY

/s/ John Guerry
JOHN GUERRY

/s/ Garold R. Base
GAROLD R. BASE